Exhibit 10.02

TIVO CORPORATION
TITAN EQUITY INCENTIVE AWARD PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT
TiVo Corporation (the “Company”) hereby grants you, %%FIRST_NAME%-% %%LAST_NAME%-% (the “Participant”), Restricted Stock Units under the Titan Equity Incentive Award Plan (the “Plan”). The date of this Notice of Restricted Stock Unit Grant (“Notice”) is %%OPTION_DATE,'Month DD, YYYY'%-%. Subject to the provisions of this Notice, the Restricted Stock Unit Grant Agreement (the “Agreement”) and of the Plan, the features of the Restricted Stock Units are as follows:
Number of Shares: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Vesting Commencement Date: %%OPTION_DATE,'Month DD, YYYY'%-%
Vesting of Restricted Stock Units: The Restricted Stock Units will vest over a four-year period according to the following schedule:
Twenty-five percent (25%) of the Restricted Stock Units shall vest on each 12-month anniversary of the Vesting Commencement Date, subject to Participant continuing to be an employee, consultant, director or independent contractor of the Company or one of its Subsidiaries through the applicable vesting date.
This equity grant shall not be subject to any acceleration pursuant to a Change of Control Terms and Conditions Letter Agreement between you and the Company or one of its subsidiaries (the “Letter Agreement”), if applicable. Furthermore, by accepting this equity grant as consideration, you hereby agree that such Letter Agreement and all benefits contained therein, if applicable, shall terminate in its entirety upon the thirteenth (13th) month anniversary of the closing of the acquisition of TiVo Inc. by Rovi Corporation (and your acceptance of this grant shall be deemed your waiver of any further notice of such termination).
Issuance Schedule: Subject to any adjustment as set forth in the Plan or Section 11 of the Agreement, one share of Common Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 5 of the Agreement.
Unless otherwise defined herein or in the Agreement, capitalized terms herein or in the Agreement will have the defined meanings ascribed to them in the Plan.
The Company and Participant agree that the Restricted Stock Units described in this Notice are governed by the provisions of the Agreement attached to and made a part of this document. The Participant acknowledges receipt of this Notice and the Agreement, represents that the Participant has read and is familiar with the provisions in this Notice and the attached Agreement, and hereby accepts the Restricted Stock Unit Grant subject to all of the terms and conditions set forth in this Notice and the attached Agreement.

TiVo Corporation		Accepted by:
PARTICIPANT
By:
Name:
Title:	President and CEO	Signature:
Address:	2 Circle Star Way	Date:
	San Carlos, CA 94070	Address:

ATTACHMENTS:    Restricted Stock Unit Grant Agreement
TiVo Corporation Titan Equity Incentive Award Plan

TIVO CORPORATION
TITAN EQUITY INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT

THE RESTRICTED STOCK UNITS ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE INCLUDED IN THIS AGREEMENT. A COPY OF THE PLAN IS ATTACHED TO THIS AGREEMENT AND SHOULD BE READ CAREFULLY.
1.    Grant of Restricted Stock Units. The Company hereby grants to Participant a Restricted Stock Unit Grant for that number of units of Stock set forth in the Notice. This award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 11 below) as indicated in the Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for Participant’s benefit the number of Restricted Stock Units/shares of Common Stock subject to the award. This award was granted in consideration of Participant’s services to the Company.
2.    Leave of Absence. During any authorized leave of absence, the vesting of the Restricted Stock Units shall be suspended after the leave of absence exceeds a period of thirty (30) days.  Vesting of the Restricted Stock Units shall resume upon Participant’s termination of the leave of absence and return to service to the Company and/or its Subsidiaries.  The vesting schedule of the Restricted Stock Units shall be extended by the length of the suspension.
3.    Non-transferability of Restricted Stock Units. The Restricted Stock Units shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary does not constitute a transfer. Participant shall not sell, transfer, assign, pledge or otherwise encumber the Restricted Stock Units until all vesting requirements have been met.
4.    Stockholder Rights. Stock underlying Restricted Stock Units will not be issued until the Restricted Stock Units have vested. A participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and Stock underlying the Restricted Stock Units has been issued.
5.    Vesting and Earning of Restricted Stock Unit; Date of Issuance.
(a)If Participant remains in Continuous Service, then the Restricted Stock Units shall vest and shares shall be issued as promptly as reasonably practicable thereafter in accordance with the Notice. The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to Participant one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 11 below). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.

(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur as promptly as reasonably practicable thereafter.

(c)The foregoing notwithstanding, in the event that Participant remains in Continuous Service at the time a Corporate Transaction (as defined in the Plan) occurs, the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall either (a) assume the outstanding Restricted Stock Units or make a substitution on an equitable basis of appropriate Stock of the Company or of the merged, consolidated, or otherwise reorganized corporation which will be issuable in respect to the shares of Stock, or (b) provide that the Restricted Stock Units shall become immediately vested with respect to all the units of the Restricted Stock Unit Grant.

(a)    The Committee has sole authority to determine whether and to what degree the Restricted Stock Units have vested and been earned and shares are issuable and to interpret the terms and conditions of this Agreement and the Plan.

6.    Termination of Employment. In the event that Participant’s Continuous Service is terminated for any reason, including death or Disability, and Participant has not yet vested all or part of the Restricted Stock Units pursuant to the Notice and Section 5, then the Restricted Stock Units, to the extent not vested as of Participant’s termination date, shall be forfeited immediately upon such termination, and Participant shall have no further rights with respect to the Restricted Stock Units that have not yet vested. In jurisdictions requiring notice in advance of an effective termination of Participant’s Continuous Service, Participant shall be deemed terminated upon the actual cessation of providing services to the Company notwithstanding any required notice period that must be fulfilled before a termination of Participant’s Continuous Service can be effective under applicable laws. Participant expressly acknowledges and agrees that the termination of Participant’s Continuous Service shall result in forfeiture of the Restricted Stock Units to the extent the Restricted Stock Units have not vested as of the date of his or her termination of Continuous Service.
7.     Payment of Par Value. As a condition to the delivery to Participant of the shares of Stock subject to the Restricted Stock Units after such units have vested, Participant authorizes the Company to deduct from compensation due to Participant from the Company or Participant’s employer, if different (the “Employer”), an amount equal to the par value of the shares of Stock to be issued hereunder. Such withholding shall be deducted from Participant’s compensation payable on the Company’s or the Employer’s regularly scheduled payroll date immediately prior to each vesting date of the Restricted Stock Units, as set forth in the Notice and in this Agreement, unless otherwise determined by the Committee. As of the date of this Agreement, the par value for one share of the Company’s common stock is $.001.
8. Settlement of Restricted Stock Units. The Company shall not be obligated to deliver any shares of Stock hereunder for such period as may be required by it in order to comply with applicable federal or state statutes, laws and regulations.
9.    No Acquired Rights. Participant agrees and acknowledges that:
(a)the Plan is discretionary in nature and that the Company can amend, cancel, or terminate it at any time;

(b)the grant of the Restricted Stock Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Restricted Stock Units or benefits in lieu of any Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law;

(c)the value of the Restricted Stock Units is an extraordinary item of compensation which is outside the scope of Participant’s employment contract, if any;

(d)the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;

(e)the Restricted Stock Units shall expire upon termination of Participant’s Continuous Service for any reason except as may otherwise be explicitly provided in the Plan and this Agreement;

(f)the future value of the shares of Stock awarded under the Plan is unknown and cannot be predicted with certainty;

(g)no claim or entitlement to compensation or damages arises from the termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or shares of Stock purchased under the Plan and Participant irrevocably releases the Company from any such claim; and

(h)Participant’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s Continuous Service at any time, with or without Cause.

10.    Tax Withholding.
(a)Participant is responsible for, and by accepting the Restricted Stock Units agrees to bear, all taxes of any nature, including withholding taxes, interest or penalties arising out of the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the distribution of the shares underlying the Restricted Stock Units, or the subsequent sale of the shares, that are legally imposed upon Participant in connection with the Restricted Stock Units, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on Participant. The Company has not provided any tax advice with respect to the Restricted Stock Units or the disposition of the shares. Participant should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units or the subsequent sale of any shares.

(b)In the event that the Company or the Participant’s Employer, including any Subsidiary qualified to deduct tax at source, is required to withhold minimum statutory withholding amounts (including in connection with income tax, employment or payroll taxes, social security contributions or other similar amounts, with such obligation in aggregate referred to herein as the “Tax Items”) as a result of any event occurring in connection with the Restricted Stock Units, the Employer will satisfy Tax Items by withholding, from the shares to be delivered to the Participant upon vesting, a number of shares having an aggregate fair market value sufficient to pay the Tax Items. The number of shares withheld to satisfy the Tax Items will be rounded up to the nearest whole share. Once the Tax Items have been satisfied by withholding a number of shares for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the release tranche in this grant. The Participant shall pay the Tax Items that the Company may be required to withhold if the Tax Items cannot be satisfied by the means previously described. The Company has sole discretion to require or permit the Participant to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising withholding obligations. No shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such shares. By accepting this award, Participant expressly consents to the withholding of shares and to any additional cash withholding as provided for in this paragraph.

(c)Participant acknowledges and agrees that the ultimate liability for any tax-related item legally due by Participant is and remains Participant’s responsibility and that the Company and or the Employer (a) make no representations nor undertakings regarding the treatment of any such tax items in connection with any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units, the distribution of the shares underlying the Restricted Stock Units, or the subsequent sale of the shares acquired from the Restricted Stock Units; and (b) do not commit to structure the terms or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for such tax items. The Company may refuse to deliver the shares if Participant fails to comply with Participant’s obligations in connection with the satisfaction of the Tax Items.

11.    Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee (as such term is defined in the Plan), and the Committee shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.
12.    Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the number and kind of shares subject to the Restricted Stock Units immediately prior to such event shall be appropriately adjusted by the Board in accordance with the terms of the Plan, and such adjustment shall be conclusive.
13.    Data Transfer. Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this document by and among, as applicable, the Employer or the Company, including any of its Subsidiaries, for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan. Participant understands that the Company, its Subsidiaries and the Employer hold certain personal information about Participant, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant's favor for the purpose of implementing, managing and administering the Plan (“Data”). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant's country or elsewhere and that the recipient country may have different data privacy laws and protections than Participant's country. Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator at the Company. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired in connection with the Restricted Stock Units. Participant understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Participant may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Participant understands that refusing or withdrawing consent may affect Participant's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Participant may contact the Stock Plan Administrator at the Company.
14.    Appendix. The Restricted Stock Units shall be subject to any special provisions set forth in the Appendix for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix during the life of the Restricted Stock Units or while holding shares of Common Stock acquired under the Plan, the special provisions for such country shall apply to Participant to the extent the Company determines that the application of such provisions is advisable or necessary in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
15.    Entire Agreement; Amendment; Binding Effect; Governing Law; Plan Controls. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant's interest except by means of a writing signed by the Company and Participant. The waiver by the Company of a breach of any provision of this Agreement by Participant shall not operate or be construed as a waiver of any subsequent breach by Participant. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.
16.    Notices. All notices and other communications of any kind which either party to this Agreement may be required or may desire to serve on the other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or by registered or certified mail, return receipt requested, deposited in the United States mail with the postage thereon fully prepaid, addressed to the parties at their respective addresses set forth in the Notice of Restricted Stock Unit. Service of any such notice or other communication so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either party may from time to time by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or other communications are thereafter to be addressed or delivered.
17.    Compliance with Section 409A of the Code. This award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if Participant is a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on Participant in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

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